Exhibit 99.(k)(2)

Second Amendment to Transfer Agency and Service Agreement

This Second Amendment (“Amendment”), effective as of October 9, 2020 (“Effective Date”), as previously amended, is to the Transfer Agency and Service Agreement (the “Agreement”) dated March 8, 2012, by and among Computershare Inc., and its fully owned subsidiary Computershare Trust Company, N.A. (collectively, “Transfer Agent”) and each of the Prudential Investments Closed-End Companies listed on Exhibit A attached to the Agreement (each, a “Company”).

WHEREAS, each Company and the Transfer Agent are parties to the Agreement; and

WHEREAS, each Company and the Transfer Agent desire to amend the Agreement upon the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.              Prior Amendment is Null and Void, ab initio.  Company and Transfer Agent acknowledge and agree that the Second Amendment dated August 12, 2013, executed by the parties, is null and void, ab initio, and did not ever go into full force and effect as the fund referenced in that document did not launch.  This Amendment is the only Second Amendment to the Agreement.

2.              Amendment to Fee and Service Schedule for Stock Transfer Services.  The Fee and Service Schedule is hereby amended by adding PGIM Short Duration High Yield Opportunities Fund as a party to the Fee and Service Schedule.

3.              PGIM Short Duration High Yield Opportunities Fund is hereby added as a party to the Agreement.

4.     In order that it may become a party to the Agreement, including, without limitation, any and all schedules and exhibits thereto, PGIM Short Duration High Yield Opportunities Fund agrees and binds itself to the terms and conditions thereof and acknowledges that by its execution and delivery of this Amendment it shall assume all of the obligations and shall be entitled to all of the rights, duties and obligations of a Company (as such term is defined in the Agreement), as if it were an original party thereto.

5.     Exhibit A is hereby deleted in its entirety and replaced with the new Exhibit A attached hereto, which reflects the addition of PGIM Short Duration High Yield Opportunities Fund, as a party to the Agreement.

6.     Limited Effect.   Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

7.     Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

8.     Governing Law.  This Amendment shall be governed by the laws of the State of New Jersey.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Each Company listed in Exhibit A hereto,

severally and not jointly

By:	/s/ Christian J. Kelly

Name:	Christian J. Kelly

Title:	Treasurer

COMPUTERSHARE INC.  and

COMPUTERSHARE TRUST COMPANY, N.A.

On behalf of both entities

By:	/s/ Dennis V. Moccia

Name:	Dennis V. Moccia

Title:	Senior Manager, Contracts Operations

Exhibit A

Fund Names, Par Value, and State of Incorporation

PGIM High Yield Bond Fund, Inc.

(formerly Prudential Short Duration High Yield Fund, Inc.)

Par Value:  $0.001

State of Incorporation:  Maryland

PGIM Global High Yield Fund, Inc.

(formerly Prudential Global Short Duration High Yield Fund, Inc.)

Par Value:  $0.001

State of Incorporation:  Maryland

PGIM Short Duration High Yield Opportunities Fund

Par Value:  $0.001

State of Incorporation:  Maryland